Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in Pre-Effective Amendment No. 1 to the Registration Statement (Form S-11 No. 333-290670) and related Prospectus of FS Credit Real Estate Income Trust, Inc. for the registration of up to $2,500,000,000 in shares of its common stock and to the incorporation by reference therein of our report dated March 13, 2026, with respect to the consolidated financial statements of FS Credit Real Estate Income Trust, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

May 22, 2026